Exhibit 99.1

Valero Energy Corporation Elects Robert L. Reymond to Board of Directors

SAN ANTONIO, September 19, 2025 – Valero Energy Corporation (NYSE: VLO, “Valero”) announced today that Robert L. Reymond has been elected as an independent director to Valero’s board of directors (the “Board”) and has joined the Board’s Nominating and Corporate Governance Committee, effective immediately.

Mr. Reymond most recently served as Chief Operating Officer of the Energy Group and as a member of the board of directors of Burns & McDonnell, Inc., a privately held full-service engineering, architecture, construction, environmental and consulting solutions firm. As Chief Operating Officer of Burns & McDonnell’s Energy Group, Mr. Reymond oversaw the firm’s oil, gas and chemicals and power businesses. He has extensive experience in managing complex engineering and construction projects across multiple segments of the energy industry, including refining, low-carbon fuels, midstream and logistics, chemicals, and power. Mr. Reymond also previously served in various other executive and senior management roles at Burns & McDonnell, where he led some of the firm’s largest and most complex energy projects and founded its nuclear business.

“We are very pleased to welcome Bob to our board. He brings a wealth of experience in refining and the broader energy industry and adds to the already deep expertise our board has in these areas” said Lane Riggs, Valero’s Chairman, Chief Executive Officer and President.

Mr. Reymond received his bachelor’s degree in mechanical engineering from the University of Missouri. He previously served as an officer in the United States Navy’s nuclear power program.

About Valero

Valero Energy Corporation, through its subsidiaries (collectively, Valero), is a multinational manufacturer and marketer of petroleum-based and low-carbon liquid transportation fuels and petrochemical products, and sells its products primarily in the United States (U.S.), Canada, the United Kingdom (U.K.), Ireland and Latin America. Valero owns 15 petroleum refineries located in the U.S., Canada and the U.K. with a combined throughput capacity of approximately 3.2 million barrels per day. Valero is a joint venture member in Diamond Green Diesel Holdings LLC, which produces low-carbon fuels including renewable diesel and sustainable aviation fuel (SAF), with a production capacity of approximately 1.2 billion gallons per year in the U.S. Gulf Coast region. See the annual report on Form 10-K for more information on SAF. Valero also owns 12 ethanol plants located in the U.S. Mid-Continent region with a combined production capacity of approximately 1.7 billion gallons per year. Valero manages its operations through its Refining, Renewable Diesel, and Ethanol segments. Please visit investorvalero.com for more information.

Valero Contacts

Investors:

Homer Bhullar, Vice President – Investor Relations and Finance, 210-345-1982

Eric Herbort, Director – Investor Relations and Finance, 210-345-3331

Gautam Srivastava, Director – Investor Relations, 210-345-3992

Media:

Lillian Riojas, Executive Director – Media Relations and Communications, 210-345-5002